EXHIBIT (a)(1)(Q)

OFFERING CIRCULAR

       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                 WORLDCOM, INC.

                       557,226,000 SHARES OF COMMON STOCK
                           ($0.01 PAR VALUE PER SHARE)

                WORLDCOM, INC. 1997 STOCK OPTION PLAN, AS AMENDED

      We are offering up to 557,226,000 shares of our common stock pursuant to our 1997 Stock Option Plan, as amended. The plan is summarized beginning on page 1 of this offering circular under the heading "DESCRIPTION OF THE 1997 STOCK OPTION PLAN." This offering circular covers the shares of our common stock that we may issue under the plan, including any other shares we may issue as a result of any stock dividend, stock split, recapitalization or other similar change in our common stock.

      Our common stock is traded on The Nasdaq National Market under the symbol "WCOM."

             _______________________________________________________

      We have not authorized anyone to give any information or to make any representations concerning the offering of our common stock except the information and representations which are in this offering circular, or which are referred to under the heading "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 7 of this offering circular. If anyone gives or makes any other information or representation, you should not rely on it. This offering circular is not an offer to sell or a solicitation of an offer to buy any securities other than our common stock. This offering circular is not an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this offering circular, or any sale of common stock, as an indication that there has been no change in our affairs since the date of this offering circular. You should also be aware that the information in this offering circular may change after this date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

             _______________________________________________________

             The date of this offering circular is January 14, 2002.

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                                TABLE OF CONTENTS

INFORMATION ABOUT WORLDCOM, INC................................................2

DESCRIPTION OF THE 1997 STOCK OPTION PLAN......................................2

   GENERAL INFORMATION.........................................................2
   ELIGIBILITY TO PARTICIPATE IN THE 1997 STOCK OPTION PLAN....................2
   TYPES OF OPTIONS THAT MAY BE GRANTED UNDER THE 1997 STOCK OPTION PLAN.......2
   HOW TO EXERCISE STOCK OPTIONS YOU RECEIVE UNDER THE 1997 STOCK OPTION PLAN..2
   DETERMINATION OF EXERCISE PRICE.............................................3
   WHEN YOU MAY EXERCISE YOUR OPTIONS AND WHEN YOUR STOCK OPTIONS LAPSE........3
   CERTAIN ADJUSTMENTS ........................................................4
   NON-TRANSFERABILITY OF STOCK OPTIONS........................................5
   YOUR STATUS AS AN OPTIONHOLDER..............................................5
   ADMINISTRATION OF THE 1997 STOCK OPTION PLAN................................6

USE OF PROCEEDS................................................................6

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..................................7

   NON-QUALIFIED STOCK OPTIONS - UNITED STATES TAXPAYERS.......................7
   INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME - UNITED STATES
   TAXPAYERS...................................................................7
   NON-UNITED STATES TAXPAYERS.................................................7

STATUS OF THE 1997 STOCK OPTION PLAN...........................................8

RESALE OF SHARES...............................................................8

WHERE YOU CAN FIND MORE INFORMATION............................................8


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                        INFORMATION ABOUT WORLDCOM, INC.

      WorldCom, Inc., a Georgia corporation, is the issuer of the shares of common stock covered by this offering circular. Our principal office is located at 500 Clinton Center Drive, Clinton, Mississippi 39056. Our telephone number is
(601) 460-5600. Except where the context otherwise requires, any reference to "we," "us" or our company means WorldCom, Inc. and our direct and indirect subsidiaries.

                    DESCRIPTION OF THE 1997 STOCK OPTION PLAN

GENERAL INFORMATION

      The 1997 Stock Option Plan, as amended, is intended to provide an additional incentive to some of our employees who are not officers by increasing their proprietary interest in our business and our success. The description of the plan that follows merely summarizes the terms of the plan. This summary is subject to the provisions of the plan itself. You may obtain a copy of the plan and information regarding the plan and its administration from our company's Stock Option Department at the address listed above under the heading "INFORMATION ABOUT WORLDCOM, INC." The Stock Option Department's telephone number is (877) 999-7780 or (601) 460-8001. The plan and related agreement(s) govern your rights, not these summary descriptions.

      A total of 557,226,000 shares may be issued pursuant to options awarded under the plan, subject to adjustment as described below. If any options terminate, expire or are surrendered unexercised, the underlying shares may be again awarded under the plan. Any shares of common stock issued under the plan may be newly issued or may be purchased on the open market or from private sources.

ELIGIBILITY TO PARTICIPATE IN THE 1997 STOCK OPTION PLAN

      All of our employees who are not officers are eligible to receive grants of stock options under the plan. This includes employees of our subsidiaries. The Compensation and Stock Option Committee of our Board of Directors determines which employees will receive stock options. We refer to that committee as the "Compensation Committee."

TYPES OF OPTIONS THAT MAY BE GRANTED UNDER THE 1997 STOCK OPTION PLAN

      We may grant eligible employees non-qualified stock options. A non-qualified stock option is a stock option that does not qualify for special tax treatment as an incentive stock option under Section 422 of the United States Internal Revenue Code of 1986, as amended.

HOW TO EXERCISE STOCK OPTIONS YOU RECEIVE UNDER THE 1997 STOCK OPTION PLAN

      Should you elect to exercise any of the stock options you receive under the plan, you must give us notice prior to the expiration or termination of the options by contacting Salomon Smith Barney, our Stock Option Plan Administrator, stating the number of shares for which the stock option is being exercised, and pay the exercise price. Salomon Smith Barney may be reached by


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dialing 1-888-772-1748 in the United States and Canada. Outside the United
States or Canada, dial 1-212-615-7905. You may pay the exercise price in one of three ways:

      o by delivery of payment in cash (which can be through offset from the sale proceeds), or any cash equivalent acceptable to us,

      o at the discretion of the Compensation Committee, by delivery of shares of our common stock, free and clear of all liens and encumbrances, having a fair market value on the date of exercise equal to the exercise price, or

      o at the discretion of the Compensation Committee, delivery of a combination of cash and our common stock with a combined value equal to the exercise price.

If you, or any other person entitled to exercise your stock option, fails to timely pay the exercise price and accept delivery of the shares issuable upon exercise of your stock option, the Compensation Committee will have the right to terminate your stock option with respect to such shares.

      In addition to the payment of the exercise price, we will require you to pay an amount equal to the federal, state, local, and foreign taxes that may be required to be withheld in connection with the exercise of your stock option. We may establish procedures to allow you to have us withhold a portion of shares issuable to you upon exercise of your stock option with a fair market value equal to the withholding tax due as a result of the exercise of your stock option.

      We retain the right to postpone the delivery of the common stock issuable upon exercise of your stock option to the extent necessary to allow us to comply with any applicable listing requirements of any securities exchange or Nasdaq or any federal, state, local, or foreign law.

DETERMINATION OF EXERCISE PRICE

      The exercise price for stock options you receive under the plan is set by the Compen-sation Committee.

WHEN YOU MAY EXERCISE YOUR OPTIONS AND WHEN YOUR STOCK OPTIONS LAPSE

      The Compensation Committee determines when you may exercise the stock options granted under the plan, along with certain other aspects of the stock options you may receive under the plan, as described more fully under the heading "ADMINISTRATION OF THE 1997 STOCK OPTION PLAN" beginning on page 5 below.

      Unless earlier terminated, as described in this offering circular, the stock options granted to you under the plan will expire and terminate on the first to occur of the following:

      o except if and as otherwise may be provided in your stock option agreement, the date you cease to be our employee for any reason other than retirement, under our normal retirement policies, or death or disability,


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      o     the date three months following the effective date of your retirement from our service, under our normal retirement policies,

      o the date one year following the date on which your service to us ceases due to death or disability,

      o the date of expiration of your stock option, as determined by the Compensation Committee at the time your stock option is granted, and

      o the date ten years and six months after the granting of your stock option.

However, the Compensation Committee has the right, but not the obligation, to extend the expiration date of any of your stock options to any date up to the original expiration date.

CERTAIN ADJUSTMENTS

      In the event of any reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction that results in a change in the number of outstanding shares of our common stock or those shares are exchanged for a different number or kind of shares or securities, the aggregate number of shares of common stock issuable under the plan and the shares subject to issued and outstanding options under the plan will be appropriately and proportionately adjusted by the Compensation Committee. Any adjustment made to any stock option granted to you under the plan will not change the aggregate exercise price of the unexercised portion of that stock option but will result in an appropriate adjustment in the exercise price for each share or other unit.

      The plan and any options granted under the plan will terminate upon completion of any of the following transactions, unless otherwise provided for as part of the transaction:

      o     our dissolution or liquidation,

      o upon a reorganization, merger, or consolidation in which we are not the surviving corporation, or

      o upon the sale of substantially all of our assets or the transfer of more than 80% of our then outstanding common stock to another entity or person.

      In the event of such a termination, you may exercise any stock options that you hold effective simultaneously with the completion of the transaction that is causing the termination of the plan to the extent otherwise exercisable, giving effect to any acceleration of the stock option by reason of the completion of the transaction, and the Compensation Committee may in its discretion accelerate the time in which any stock options may be exercised before termination of the plan and the options. Alternatively, we may provide in connection with the transaction for the following:


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      o     the continuance of the plan following the completion of the transaction,

      o the assumption of the outstanding stock options by the surviving corporation, or

      o the substitution for outstanding stock options of new options to purchase shares of stock of the acquiror or one of its affiliates,

with appropriate adjustments as to the number and kind of shares and the option price. In that case, the plan and outstanding stock options will continue in the manner and under the terms so provided. Additionally, the Compensation Committee or our Board of Directors may amend the plan to provide that any successor or resulting entity must assume any outstanding stock options.

NON-TRANSFERABILITY OF STOCK OPTIONS

      Except as permitted by the Compensation Committee, you may not transfer or assign the stock options you receive under the plan, except for transfers by will and the laws of intestacy. During your lifetime, only you - as the optionee
- may exercise your options.

      Subject to the requirements set forth in Section 9(b) of the plan, the Compensation Committee may permit you to transfer your options (without consideration, except to the extent permitted by the Compensation Committee) to:

      o your immediate family members, which includes your spouse, children and grandchildren,

      o one or more trusts established for the exclusive benefit of your immediate family members,

      o a partnership in which your immediate family members are the only partners, or

      o other persons or entities consistent with the above that the Compensation Committee permits.

Subsequent transfers of the options by the recipient of your transfer are not permitted, unless the options are transferred without consideration (except to the extent permitted by the Compensation Committee) to one of the type of individuals or entities set forth in the above list.

YOUR STATUS AS AN OPTIONHOLDER

      You will not have the rights or privileges associated with the ownership of the shares of common stock issuable to you upon exercise of your stock option until you have become the holder of record of such shares. You will become the record holder once you have exercised your stock option and we have entered your name on our shareholder record books.

      Your participation in the plan does not affect the terms of your employment and will not interfere with our right to terminate your employment (subject to any separate employment agreement) or to change your compensation.


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ADMINISTRATION OF THE 1997 STOCK OPTION PLAN

      The Compensation Committee of our Board of Directors administers the plan. The Compensation Committee consists of members of our Board of Directors who are elected as directors, appointed as committee members, and serve at the pleasure of our Board. The Compensation Committee has the sole power to do the following:

      o adjust the number and kind of shares of stock covered by the plan in the event of a change in the number or kind of issued and outstanding shares of stock, whether as the result of a stock dividend, stock split, recapitalization, or other event,

      o adopt, amend, and rescind any rules relating to the plan and its administration,

      o correct any defect, supply any omission, and reconcile any inconsistency in the plan or any stock option agreement entered into pursuant to the plan,

      o     determine the employees to whom options will be granted,

      o determine the terms and conditions of all stock options granted pursuant to the plan,

      o     construe and interpret the plan and options granted under it,

      o     determine the time or times stock options may be exercised,

      o determine the number of shares which may be exercised at any one time,

      o determine the date on which stock options granted pursuant to the plan will terminate, and

      o decide all questions of policy that may arise in the administration of the plan.

      All determinations and interpretations made by the Compensation Committee are conclusive and binding on all optionees and their legal representatives and beneficiaries.

      The plan will terminate on January 2, 2007, unless it is earlier terminated. Our Board may amend or terminate the plan at any time. With certain exceptions for adjustments, no amendment or termination may adversely change any stock options previously granted without the consent of the optionee.

      The plan and our obligations to issue or transfer shares of our common stock under the plan are subject to all applicable securities laws and regulations.


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                                 USE OF PROCEEDS

      We may use all proceeds received by us under the plan for any corporate purpose.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the United States federal income tax consequences that generally will arise with respect to your participation in the plan and with respect to the sale of common stock acquired upon exercise of the stock options you receive under the plan. For precise advice as to any specific transaction or set of circumstances, you should consult with your own tax and legal advisors. You should also consult with your own tax and legal advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate and inheritance taxes.

NON-QUALIFIED STOCK OPTIONS - UNITED STATES TAXPAYERS

      If you receive a non-qualified stock option, you will not recognize income at the time of the grant of the stock option; however, you will recognize ordinary income upon the exercise of your non-qualified stock option. The amount of ordinary income you will recognize equals the difference between (i) the fair market value of the stock on the date of exercise of the stock option, and (ii) the amount of cash paid for the stock. If you exercise your non-qualified stock option, we will be entitled to deduct as compensation an amount equal to the amount included in your gross income.

INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME - UNITED STATES TAXPAYERS

      If you hold the shares of common stock you receive upon exercise of your stock options for less than twelve months, upon the disposition of those shares, the income you receive will be treated as a short-term capital gain and will be taxed as ordinary income at a maximum rate of 38.6% (applicable for calendar years 2002 and 2003). Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates.

      If you hold all or some portion of the shares of common stock you received upon exercise of your stock options for twelve months or more, upon the disposition of those shares you will receive long-term capital gain tax treatment at a maximum rate of 20%. For holding periods beginning after December 31, 2000, gains on shares of common stock you have held for more than five years are subject to a reduced rate of 18%.

      Ordinary compensation income will also be subject to the Medicare tax and, under certain circumstances, the social security tax.

NON-UNITED STATES TAXPAYERS

      If you are subject to the tax laws of any country other than the United States, you should consult your own tax and legal advisors to determine the tax and legal consequences of accepting an option grant, exercising your stock options or selling any of the shares of our common stock that you receive upon exercise of your stock option.


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                      STATUS OF THE 1997 STOCK OPTION PLAN

      We believe that the plan is not subject to the Employee Retirement Income Security Act of 1974.

                                RESALE OF SHARES

      Resale restrictions are imposed on you if you are deemed to be our "affiliate" under the Securities Act of 1933 and its rules and regulations. If you are an affiliate, you may not sell shares acquired under the plan unless we have registered your shares under the Securities Act of 1933 for resale or an exemption from registration under the Securities Act of 1933 is available. Rule 144 under the Securities Act of 1933 provides an exemption from registration if specified requirements are met, including certain limitations on the manner of sale and the number of shares that may be sold (holding period limitations will not apply).

      If you think you may be an affiliate, we urge you to contact your legal advisor before attempting to transfer any of your common stock.

      You will also need to comply with our other policies concerning trading in our common stock or other securities that may be in effect from time to time.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-8 to register the plan under the Securities Act of 1933. As allowed by Securities and Exchange Commission rules, this offering circular does not contain all of the information set forth in the registration statement. Our descriptions in this offering circular concerning the contents of any contract, agreement or other documents, including the plan, are not necessarily complete. For those contracts, agreements or other documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

      Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a duplicating charge. Please call the Commission at 1-800-732-0330 for further information on the operation of its public reference room. The Commission also makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such filings at the offices of The Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

      The Commission allows us to "incorporate by reference" information into this offering circular, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the Commission (File No. 0-11258). You should


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consider the incorporated information as if we had reproduced it in this offering circular, except for any information directly superseded by information contained in this offering circular.

      We incorporate by reference into this offering circular, the following documents, which contain important information about us and our business and financial results:

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

      o Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

      o Our Current Report on Form 8-K dated February 8, 2001 (filed February 8, 2001), Form 8-K dated March 14, 2001 (filed March 14,
            2001), Form 8-K dated March 28, 2001 (filed March 28, 2001), Form 8-K dated April 26, 2001 (filed April 26, 2001), Form 8-K dated May 1, 2001 (filed May 1, 2001), Form 8-K dated May 9, 2001 (filed May 16, 2001), Form 8-K dated June 7, 2001 (filed June 7, 2001), Form 8-K dated June 12, 2001 (filed June 12, 2001), Form 8-K dated August 29, 2001 (filed August 29, 2001) and Form 8-K dated September 21, 2001 (filed September 21, 2001); and

      o The description of our common stock as contained in Item 1 of the Registration Statement on Form 8-A, dated April 25, 2001, including any amendments or reports we file for the purpose of updating that description.

      We may file additional documents with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or before the date this offering terminates. The Securities and Exchange Commission allows us to incorporate by reference into this offering circular those documents. You should consider any statement contained in this offering circular (or in a document incorporated into this offering circular) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

      We will provide you with copies of any of the documents incorporated by reference into this offering circular (other than exhibits attached to those documents), without charge. Please direct your written or oral request to our Investor Relations Department at the address listed above under the heading "INFORMATION ABOUT WORLDCOM, INC." The telephone number for our Investor Relations Department is (877) 624-9266 or (601) 460-5700. We will also provide you without charge the following:

      o     all documents containing the information required in a prospectus by
            Part I of Form S-8;

      o our Annual Report to Shareholders for our last fiscal year (or other permitted document containing our audited financial statements for that year); and


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      o     all reports, proxy statements and other communications that we distribute to our shareholders generally.

These documents can also be accessed via our Internet site
(http://www.wcom.com).


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